FOR IMMEDIATE RELEASE

IFF REPORTS STRONG THIRD QUARTER 2007 RESULTS

- 13% Increase in Adjusted EPS Driven by Strong Sales Growth -

New York, NY October 31, 2007 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported strong growth in sales for the third quarter of 2007. Earnings per share as reported were $.67 in the quarter compared to $.70 per share in the third quarter of 2006.

The 2007 results include a pension curtailment loss of $5.9 million or $.04 per share resulting from changes to the Company’s U.S. defined benefit pension plan. The 2006 results included a $3 million or $.03 per share insurance recovery related to a 2005 product contamination issue and $6 million or $.04 per share of other income relating primarily to gains on disposition of assets. Excluding these items from the respective years, the 2007 third quarter earnings per share would have been $.71 compared to $.63 per share in the 2006 quarter, representing a 13 percent increase.

“Our strong financial performance in the third quarter is a result of significant growth in our Flavors business combined with another quarter of strong growth in Fine Fragrances,” said Robert M. Amen, Chairman and Chief Executive Officer. “We continue to build positive momentum by focusing on our three strategic drivers – customers, people and innovation.

“Looking ahead, IFF is well positioned to benefit from the strong global economy and the rapid growth in consumer sectors of Asia, Latin America and Eastern Europe.”

Third quarter 2007 sales were $583 million, an increase of 8 percent from the prior year quarter. Reported sales benefited from the generally weaker U.S. dollar, mainly against the Euro and Pound Sterling; at comparable exchange rates, sales would have increased 5 percent over the 2006 quarter.

Flavors business unit sales increased 12 percent, due to new wins and volume growth in each region. Flavor sales were particularly strong in Latin America, increasing 31 percent, with excellent growth in North America and Greater Asia.

The 6 percent increase in total Fragrance business unit sales was driven by an 11 percent increase in both fine and beauty care sales and ingredient sales. The fine and beauty care sales benefited from both new product introductions and continued success of existing creations. The growth in ingredient sales was attributable to higher volumes. Functional fragrance sales declined by 1 percent.

Third Quarter 2007 Highlights

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Gross profit, as a percentage of sales, was 41.9 percent compared with 42.5 percent in the prior year quarter. The decline was mainly due to lower selling prices for fragrance ingredients and some impact of higher material costs as well as lower functional fragrance volumes.

•	Research and Development (“R&D”) spending, as a percentage of sales, remained at the prior year level.
•

Selling and Administrative (“S&A”) expenses, as a percentage of sales, were 16.2 percent in the current quarter compared to 16.3 percent in 2006, reflecting good cost control. The 2006 results included the benefit of a $3 million insurance recovery related to the 2005 product contamination matter; excluding this benefit, the 2006 S&A expenses would have been 16.9 percent of sales.

•

Interest expense increased by $2 million from the prior year, primarily due to higher average interest rates on borrowings. The average interest rate for the third quarter was 4.4 percent compared to 3.2 percent for the 2006 quarter.

•

The Company’s third quarter effective tax rate was 27.0 percent compared to 29.8 percent in the prior year quarter. The lower effective tax rate for the three months ended September 30, 2007 was the result of a greater percentage of consolidated pre-tax earnings in lower tax jurisdictions.

Business Unit Performance

Flavors Business Unit profitability as reported increased 8 percent compared to the 2006 quarter, on the 12 percent sales increase. The comparison with the prior year period was affected by the $3 million insurance recovery related to the product contamination matter; excluding the insurance recovery from the prior year comparative, Flavors profitability would have increased 16 percent over the 2006 quarter. The profitability improvement was enabled by the strong sales growth, favorable product mix and continued good cost control.

Fragrance Business Unit Profitability was flat in comparison to the 2006 quarter on the 6 percent sales increase. Profitability was impacted by lower fragrance ingredient selling prices, some impact of higher raw material costs and lower functional fragrance volumes.

About International Flavors & Fragrances Inc.

IFF is a leading creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 30 countries worldwide. For more information, please visit our Web site at www.iff.com.

Audio Web Cast

An audio Web cast, to discuss the Company’s third quarter 2007 financial results and outlook, will be held today at 10:00 a.m. ET. Interested parties can access the Web cast and accompanying slide presentation on the Company’s Web site at www.iff.com, under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site approximately one hour after the event and will remain available on the IFF Web site until 11:59 p.m. on November 14, 2007.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this report, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect,” “believe,” “outlook,” “guidance,” “may,” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact on cash and the impact of increased borrowings related to the July 2007 share repurchase program; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Investor Contact: Yvette Rudich

Director of Corporate Communications

212-708-7164

Media Contact: Melissa Sachs

Manager, Corporate Communications

212-708-7278

International Flavors & Fragrances Inc.

Consolidated Income Statement

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2006	2007	% Change	2006	2007	% Change
Net sales	$539,135	$583,313	8%	$1,581,072	$1,723,140	9%
Cost of goods sold	310,149	339,175	9%	907,856	996,225	10%
Gross margin on sales	228,986	244,138	7%	673,216	726,915	8%
Research & development expenses	46,471	49,733	7%	137,661	145,125	5%
Selling and administrative expenses	88,092	94,464	7%	261,364	276,933	6%
Amortization	3,713	3,555	–4%	11,134	10,666	–4%
Curtailment loss	—	5,943		—	5,943
Restructuring and other charges	316	—		673	—
Interest expense	6,475	8,596	33%	18,148	25,306	39%
Other expense (income), net	(6,783)	1,239	–118%	(6,630)	(1,747)	–74%
Pretax income	90,702	80,608	–11%	250,866	264,689	6%
Income taxes	27,056	21,764	–20%	72,348	64,784	–10%
Net income	63,646	58,844	–8%	178,518	199,905	12%
Earnings per share – basic	$0.71	$0.68	–4%	$1.97	$2.26	15%
Earnings per share – diluted	$0.70	$0.67	–4%	$1.95	$2.23	14%
Average shares outstanding (in thousands):
Basic	90,053	87,063	–3%	90,786	88,538	–2%
Diluted	90,988	88,056	–3%	91,489	89,612	–2%

International Flavors & Fragrances Inc.

Consolidated Condensed Balance Sheet

(Amounts in thousands)

(Unaudited)

	December 31, 2006	September 30, 2007
Cash and cash equivalents	$114,508	$61,964
Short-term investments	604	600
Receivables	405,302	486,389
Inventories	446,606	467,903
Other current assets	112,783	101,405
Total current assets	1,079,803	1,118,261
Property, plant and equipment, net	495,124	492,593
Goodwill and other intangibles, net	745,716	735,049
Other assets	158,261	187,756
Total assets	$2,478,904	$2,533,659
Bank borrowings and overdrafts	$15,897	$52,578
Other current liabilities	430,874	361,430
Total current liabilities	446,771	414,008
Long-term debt	791,443	1,134,493
Non-current liabilities	335,522	437,451
Shareholders’ equity	905,168	547,707
Total liabilities and shareholders’ equity	$2,478,904	$2,533,659

International Flavors & Fragrances Inc.

Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	September 30, 2006	September 30, 2007
Cash flows from operating activities:
Net income	$178,518	$199,905
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	66,910	62,825
Deferred income taxes	(8,904)	(12,202)
Gain on disposal of assets	(14,682)	(7,358)
Equity based compensation	13,015	13,310
Curtailment loss	—	5,943
Changes in assets and liabilities:
Current receivables	(59,694)	(66,354)
Inventories	12,328	(2,381)
Current payables	34,439	(19,338)
Changes in other assets, net	34,237	37,760
Changes in other liabilities, net	(18,660)	(24,087)
Net cash provided by operations	237,507	188,023
Cash flows from investing activities:
Net change in short-term investments	25	(311)
Additions to property, plant and equipment	(30,883)	(36,504)
Proceeds from disposal of assets	14,888	9,139
Net cash used in investing activities	(15,970)	(27,676)
Cash flows from financing activities:
Cash dividends paid to shareholders	(50,815)	(56,248)
Net change in bank borrowings and overdrafts	(36,804)	(137,837)
Proceeds from long-term debt	375,000	500,000
Repayments of long-term debt	(499,300)	—
Proceeds from issuance of stock under stock plans	40,494	48,441
Excess tax benefits on stock options exercised	362	6,353
Purchase of treasury stock	(162,221)	(576,832)
Net cash used in financing activities	(333,284)	(216,123)
Effect of exchange rates changes on cash and cash equivalents	1,965	3,232
Net change in cash and cash equivalents	(109,782)	(52,544)
Cash and cash equivalents at beginning of year	272,545	114,508
Cash and cash equivalents at end of period	$162,763	$61,964

International Flavors & Fragrances Inc.

Business Unit Performance

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30, 2007
(Dollars in thousands)	Flavors	Fragrances	Global Expenses	Consolidated
Net sales	$256,423	$326,890	$—	$583,313
Operating profit	$48,111	$55,779	$(7,504)	96,386
Interest expense				(8,596)
Curtailment loss				(5,943)
Other income (expense), net				(1,239)
Income before taxes on income				$80,608

	Three Months Ended September 30, 2006
(Dollars in thousands)	Flavors	Fragrances	Global Expenses	Consolidated
Net sales	$229,734	$309,401	$—	$539,135
Segment profit	$44,080	$56,486	$(9,856)	$90,710
Restructuring and other charges	553	(824)	(45)	(316)
Operating profit	$44,633	$55,662	$(9,901)	90,394
Interest expense				(6,475)
Other income (expense), net				6,783
Income before taxes on income				$90,702